Exhibit 5.1

[Cahill Gordon & Reindel LLP Letterhead]

July 28, 2022

Kaspien Holdings Inc.
2818 N. Sullivan Rd. Ste 130
Spokane Valley, WA 99216

Re: Kaspien Holdings Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Kaspien Holdings Inc., a New York corporation (the “Company”), in connection with the Registration Statement on Form S-1, filed July 28, 2022 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), covering 4,275,342 shares (“Warrant Shares”) of Common Stock issuable by the Company upon the exercise of Pre-Funded Warrants (“Pre-Funded Warrants”) and Warrants (“Warrants”) held by Selling Shareholders (“Selling Shareholders”).

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, and the laws of the State of New York, we are of the opinion that:

1.
The Warrant Shares have been duly authorized by all necessary corporate action of the Company, and, upon (i) the due execution by the Company and registration by its registrar of the Warrant Shares, and (ii) delivery and payment therefor upon exercise of the Pre-Funded Warrants and Warrants with their terms, the Warrant Shares will be validly issued, fully paid and non-assessable.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal laws of the State of New York; and (b) the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Cahill Gordon & Reindel LLP
Cahill Gordon & Reindel LLP